Exhibit 99.2

CRESCO LABS, LLC

2017 UNIT INCENTIVE PLAN

1.	Establishment, Purpose and Types of Awards

Cresco Labs, LLC, an Illinois limited liability company (the “Company”), hereby establishes the CRESCO LABS, LLC 2017 UNIT INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve unit holder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of unit options, unit appreciation rights, restricted or unrestricted unit awards, phantom units, performance awards, other unit-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock, units or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c) “Award” means any unit option, unit appreciation right, unit award, phantom unit award, performance award, or other unit-based award.

(d) “Board” means the Board of Managers of the Company, as set forth in the

Limited Liability Company Agreement of the Company as amended from time to time.

(e) “Change in Control” means: (i) the acquisition (other than from the Company) by any Person, as defined in this Section 2(e), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include a public offering of securities of the Company; and provided, further, that for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code Section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code Section 409A. For purposes of this Section 2(e), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Company’s securities in a registered public offering.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g) “Fair Market Value” means the fair market value of the Units or any other applicable property as determined by a majority of the disinterested members of the Board in good faith or, if there are no such disinterested members or such disinterested members are unable or unwilling so to act, a majority of the Board in good faith. The Board shall use the reasonable application of a reasonable valuation method to determine Fair Market Value in accordance with Code Section 409A.

(h) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

(i) “Unit” means membership units in the Company as set forth in the Company’s Limited Liability Company Agreement, as it may be amended from time to time.

3.	Administration

(a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time.

(b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of Units to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 6 or 7(d), (e), (f), or (g) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

(c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification. To the maximum extent permitted by law and by the Company’s charter, by-laws, and/or other governing documents, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its Unit holders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	Units Available for the Plan

Subject to adjustments as provided in Sections 7(d), (e), (f), and (g) of the Plan, the Units that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of [__________] Class D Units. The Company shall reserve such number of Units for Awards under the Plan, subject to adjustments as provided in Sections 7(d), (e), (f), and (g) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Units, or is forfeited or otherwise terminated, surrendered or canceled as to any Units, or if any Units are repurchased by or surrendered to the Company in connection with any Award (whether or not such surrendered Units were acquired pursuant to any Award), or if any Units are withheld by the Company, the Units subject to such Award and the repurchased, surrendered and withheld Units shall thereafter be available for further Awards under the Plan.

5.	Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable, and no Units shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Units that would otherwise be due to such individual by virtue of the issuance of, exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a) Unit Options. The Administrator may from time to time grant to eligible participants Awards of unit options at an exercise price per Unit at least equal to the Fair Market Value of a Unit as of the date of grant. The exercise period shall be no more than 120 months from the date the option is granted. The options shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust, or, if and to the extent permitted under the Grant Agreement, as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

Unless employment is terminated for “cause” as defined herein, the right to exercise the option in the event of termination of employment, to the extent that the Award recipient is entitled to exercise on the date employment terminates continues until the earlier of the option expiration date or:

(1) At least 6 months from the date of termination if termination was caused by death or disability.

(2) At least 30 days from the date of termination if termination was caused by other than death or disability.

“Cause” shall have the meaning set forth in a contract of employment and if there is no contract of employment, then the meaning set forth in the Grant Agreement.

(b) Unit Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of unit appreciation rights. A unit appreciation right entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Unit over (B) the base price per Unit specified in the Grant Agreement, times (ii) the number of Units specified by the unit appreciation right, or portion thereof, which is exercised. The base price per Unit specified in the Grant Agreement shall not be less than the Fair Market Value on the grant date of any tandem unit option Award to which the unit appreciation right is related. Payment by the Company of the amount receivable upon any exercise of a unit appreciation right may be made by the delivery of cash only.

(c) Unit Awards. The Administrator may from time to time grant restricted or unrestricted unit Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A unit Award may be paid in Units, in cash, or in a combination of Units and cash, as determined in the sole discretion of the Administrator. The Award shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust, or, if and to the extent permitted under the Grant Agreement, as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

(d) Phantom Units. The Administrator may from time to time grant Awards to eligible participants denominated in Unit-equivalent units (“phantom units”) in such amounts and on such terms and conditions as it shall determine. Phantom units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom units may be settled in cash only. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a Unit holder with respect to any Units represented by phantom units solely as a result of the grant of a phantom unit to the grantee.

(e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Units or cash, or any combination of Units and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f) Other Unit-Based Awards. The Administrator may from time to time grant other unit-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. To be eligible for such other unit-based awards, participants must be employed and in good standing with the Company at the time of the grant of such other unit-based awards. Other unit-based awards may be denominated in cash, in Units or other securities, in Unit-equivalent units, in unit appreciation units, in securities or debentures convertible into Units, or in any combination of the foregoing and may be paid in Units or other securities, in cash, or in a combination of Units or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in Units, such Units shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b) Loans. To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability. Except as otherwise determined by the Administrator, no Award granted under the Plan shall be transferable by a grantee other than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments for Transactions; Dividend, Split and Reverse Split. In the event of a Unit dividend of, or split or reverse split affecting the Units, (A) the maximum number of Units as to which Awards may be granted under this Plan as provided in Section 4 of the Plan, and (B) the number of Units covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such dividend, split or reverse split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional units and fractional cents that arise with respect to outstanding Awards as a result of the dividend, split or reverse split.

(e) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 7(d), in the event of any change affecting the Units, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of securities reserved for issuance or with respect to which Awards may be granted under the Plan, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

(f) Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, outstanding unit options and other Awards that are payable in or convertible into Units under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the Board may in its sole discretion, (A) permit the outstanding unit options and other Awards to become fully vested immediately before the effective time of the Change in Control, and permit the holders of unit options and other Awards under the Plan immediately before the Change in Control, to exercise or convert all portions of such unit options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control, (B) cancel any or all outstanding Awards in exchange for a payment (in cash, or in securities or other property) in the amount that the grantee would have received if all outstanding vested and exercisable Awards were exercised immediately prior to the consummation of the Change in Control. The Board may, in its discretion, include such further provisions and limitations respecting a Change in Control in any Grant Agreement as it may deem equitable and in the best interests of the Company. Notwithstanding the foregoing, if unit options or other Awards that are payable in or convertible into Units are not assumed by the surviving or successor entity or replaced with an equivalent Award issued by the surviving or successor entity and the exercise price of the unit option or other Award that is payable or convertible into Units exceeds the Fair Market Value of the Units immediately prior to the consummation of a Change in Control, such unit options and other Awards may be cancelled without any payment to the grantee. If immediately before the Change in Control, no securities of the Company are readily tradeable on an established securities market or otherwise, and the vesting of an Award or Awards pursuant to this Section 7(f) would be treated as a “parachute payment” (as defined in Section 280G of the Code), then such Award or Awards shall not vest unless the requirements of the shareholder approval exemption of Section 280G(b)(5) of the Code have been satisfied with respect to such Award or Awards.

(g) Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(h) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(i) Other Agreements. As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for Units issued pursuant to any Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to the Limited Liability Company Agreement of the Company as amended from time to time, a unit restriction agreement, unit holders’ agreement, voting trust agreement, liquidity rights agreement or other agreements regarding the Units of the Company in such form(s) as the Administrator may determine from time to time.

(j) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(k) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service or employment of the Company or shall interfere in any way with the right of the Company to terminate such service or employment at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(l) Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Units under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive Units pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Units under Federal, state or foreign laws. The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any certificate, make such written representations (including representations to the effect that such person will not dispose of the Units so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Units in compliance with applicable Federal, state or foreign securities laws. The certificates for any Units issued pursuant to this Plan may bear a legend restricting transferability of the Units unless such Units are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state or foreign securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(n) Financial Statements. The Company will provide financial statements to each Award recipient annually during the period such individual has Awards outstanding. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to Award recipients when issuance is limited to key persons whose duties in connection with the Company assure them access to equivalent information. This provision shall not apply if the Plan complies with all the conditions of Rule 701 of the Securities Act of 1933, as amended; provided, that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

(o) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Illinois, without regard to its conflicts of law principles.

(p) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval by the Unit holders of the Company. The Plan must be approved by a majority of the outstanding securities of the Company entitled to vote by the later of (1) within 12 months before or after the date the Plan is adopted, or (2) prior to or within 12 months of the granting of any option or prior to the issuance of any security under the Plan. Any option exercised or any securities issued before Unit holder approval is obtained must be rescinded if Unit holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan, or if earlier, the tenth anniversary of the date this Plan is approved by the Unit holders of the Company. The Plan shall have a termination date of not more than 10 years from the date the Plan is adopted by the Board or the date the Plan is approved by the Unit holders, whichever is earlier. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan, and the terms of such Awards.

PLAN APPROVAL

Date Approved by the Board: